Exhibit 99.1

BakBone Corporate/Investor Relations Contact:

Karen Silva

858-795-7525

karen.silva@bakbone.com

BakBone Media Contact:

Dani Kenison

858-795-7584

dani.kenison@bakbone.com

AN OPEN LETTER TO THE SHAREHOLDERS, CUSTOMERS AND

STRATEGIC PARTNERS OF BAKBONE SOFTWARE

SAN DIEGO, CALIFORNIA – January 31, 2005

BakBone Software (TSX: BKB, OTCBB: BKBOE) publishes an open letter to shareholders, customers and strategic partners from president and CEO, Jim Johnson

Dear Fellow Stakeholders:

As the newly appointed president and CEO for BakBone Software, a global provider of data protection software, I would like to share my thoughts, impressions and confidence following my first three months of interacting with our Board of Directors, employees and management team.

First, coming into an organization that had recently restated prior financial statements, changed its independent audit firm, and continues to face delays in its financial reporting has been a challenge, but not an insurmountable one. As a result of these delays, some shareholders, customers and especially competitors have questioned the viability of our business and our growth prospects.

Through this letter, it is my hope that I can communicate the energy and enthusiasm I have witnessed in this company in my short time with BakBone – it is truly remarkable.

From the perspective of viability, I am proud to report the Company is in an excellent cash position with $19.2 million on its balance sheet as of our most recent quarter ended December 31, 2004. As well, we continue to operate our business completely free of debt, and we are in the enviable position of having achieved positive cash flows from operations through the first nine months of this fiscal year.

During the second and third quarters of this fiscal year, we achieved the following operational milestones:

•	Over the past six months, we added over 1,800 new global customers including:

•	In Pac Rim: Daum Communications Corp., Korea’s largest Internet provider, Tokyo University, Mitsubishi Electronics, SONY Computer Entertainment, Oil and Gas Corp of India, China DongGuan Government Information Center, Coca Cola, ABN AMRO Morgan, and the State Bank of Vietnam

•	In North America (NA): Primus, Texas A&M University, North Texas Tollway Authority, Plexus Corp., Coram Healthcare, and the City of Durham

•	In Europe, Middle East, Africa (EMEA): Shell Oil in both the NA and EMEA regions, Trinity Mirror Group, Tupperware, Ricoh Germany, Hannover Leasing, and Brighton University

•	25 percent of the total value of new bookings in NA was derived from repeat customers with 75 percent coming from new customers – this compares to 10 percent from repeat customers and 90 percent from new customers just one year ago – a clear indicator that current customers are continuing to buy BakBone products. Specific to the competitive landscape in NA, the majority of all transactions continue to be Veritas replacements.

•	In December 2004, we signed a comprehensive agreement with Arrow Electronics to distribute and support BakBone’s NetVault data protection software products and services. Along with Bell Microproducts and Promark Technology, Arrow Electronics is our third NA distributor and rounds out BakBone’s distribution strategy. Our focus going forward will be the recruitment of additional top-tier value-added resellers. In the EMEA region, we announced a distribution agreement with Four Leaf Technologies, one of the leading storage distributors in the Nordic region with resellers in Denmark, Sweden, Norway and Finland.

•	Our maintenance attach rate remains high and our maintenance retention rate is continuing to improve on a global basis, demonstrating continued confidence by our customers in our products and our business.

•	Our operating system breakdown for bookings in the US and EMEA regions reflect Microsoft at 55-60 percent, Linux at 30-35 percent, Unix at 5-10 percent, with the balance representing other operating systems.

•	The trend of customers moving to disk-based backup continues to increase, and during our second and third quarters we sold 2.75 petabytes of disk-based backup, which includes 1.5 petabytes to a single customer (Note: 1,000 terabytes = 1 petabyte).

•	NetVault 7.3 was released in October 2004 with enhanced support for file systems and selected applications running Microsoft Windows Server 2003 and Red Hat Enterprise Linux clustered environments. In November, we added VaultDR disaster recovery solutions for Linux and Solaris SPARC.

•	BakBone continues to be an industry leader in the worldwide backup and recovery for Linux deployments with a market share of 79 percent in Japan, according to Techno Systems Research. With its announcement of support for Novell’s SUSE Linux Enterprise Server 9, BakBone continues to embrace a first-to-market approach to operating system and platform support. Today, NetVault currently supports more Linux distributions (12 worldwide) and architectures (x86, Opteron x86-64 extended systems, IBM Power PC4 and OpenPower) than any of our competition.

•	We announced strategic product relationships with both IBM and Sun Microsystems moving us closer to building stronger ties to tier one hardware players. Additional announcements with Snap Appliance/Adaptec and Network Appliance continue to reinforce our strength in network attached storage (NAS) environments.

•	We added Bharat Kumar as vice president of marketing. Bharat’s focus is defining and fulfilling BakBone’s marketing initiatives and business strategy to accelerate the worldwide adoption of our products. And most recently, Fabrice Helliker was appointed to the newly created position of chief technology officer, and Douglas Spencer has joined our team as vice president of research and development.

As you can see, the business fundamentals of BakBone Software remain strong, and we have established a strategic presence around the globe. We intend to sustain this growth momentum by building scale in our operations to compete effectively in the globalization of our strategic partners and end-user base.

Now, let me address the status of the release of our financial results. The last few quarters have been extremely frustrating for our shareholders as noted in our December 23 press release, and all of us at BakBone share those frustrations. We continue to work to resolve the outstanding issues in our historical financial statements and to complete the review of our interim financial statements for both fiscal second and third quarters.

As an update to this process, the Company is doing additional analysis to review and determine the fair value of the various software components it sells and the allocation of discounts given to individual customers. This analysis must be completed prior to finalizing the revenue recognition review specific to these two areas. We are making progress with this analytical study, albeit extremely time and labor-intensive, which potentially may include thousands of transactions on a global basis. Once this analysis is complete, the results will be provided to our independent auditors for their review. Until the analytical study is complete, we are in the difficult position of not knowing an exact date when we can release our financial results. What we do know at this point is that the analysis and review could take as long as five months, or until the end of June. We will update all internal and external audiences if this timeline changes or if we have material information to report. Let me clearly state that revenues previously recognized in prior years will all be recognized, but we must ensure the appropriate accounting treatment of revenues to ensure that they are recognized in the proper period.

I can’t reiterate enough our desire to complete this review process and distribute our financial reports in order that all internal and external audiences are apprised of the good work being accomplished by this company.

Without question, one of the most asked questions from our shareholders is when we will resume trading on the Toronto Stock Exchange (TSE) and the status of our listing on the U.S. over-the-counter Bulletin Board (OTCBB). At such time as we have published our financial results, application will be made to our three Canadian Securities Commissions (Alberta, Ontario and British Columbia), as well as to the TSE, to resume trading.

Regarding the OTCBB, shares of BakBone Software are dually quoted on both the OTCBB and the pink sheets. We will meet with a panel representing the NASD Board of Governors on Wednesday, February 9, 2005. This panel will determine whether the Company’s securities are eligible for continued quotation on the OTCBB. While the Company intends to request that quotation on the OTCBB continue without interruption, we cannot predict the outcome of the panel’s decision. No action will be taken to remove the Company’s securities from the OTCBB prior to a determination by this panel. If the determination is made to remove the Company’s securities from the OTCBB temporarily, and while not ideal, shares of BakBone Software will continue to trade in the United States at the pink sheet level utilizing designated market makers. There is no waiting period to re-list on NASDAQ’s OTCBB and application will be made simultaneously with the filing of our quarterly financial reports.

We have the people, patience, perseverance and resolve to work through the financial reporting delays that have seized this organization. We are investing in an exceptional portfolio of technologies to drive the long-term growth of the Company, and have a confident and committed leadership team in place to take advantage of the vast growth opportunities in the markets we serve. Individually and as a team, BakBone’s management team is exceptionally well prepared to grow our business, develop our talented global workforce, and guide us to capitalize on next-generation technologies.

By carefully evaluating market dynamics, technology trends and customer requirements, I believe BakBone has established a solid foundation for future growth. Moreover, the Company’s commitment to being a first-class organization in terms of personnel and infrastructure further strengthens its potential. In today’s market, BakBone’s focus on its business fundamentals is extremely impressive and just one of the many factors that compelled me to join this team.

We stand committed to our shareholders, customers and strategic partners. I hope you share my enthusiasm and excitement and that you will continue to support the hard work of BakBone and its employees. I can assure you that the goal of maximizing shareholder value is the focus of all our activities.

Sincerely,

Jim Johnson

President and CEO

Safe Harbor

This communication contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, any statements, express or implied, regarding BakBone’s anticipated timing for the completion of its financial statements, the Company’s growth prospects, growth in the market for the Company’s products and the prospects for continued liquidity in the Company’s stock. The potential risks and uncertainties may include, but are not limited to, risks that the review of our financial statements will result in adjustments, which may be material, that the Company does not currently anticipate; risks that accounting issues other than those identified in this communication may cause additional delays or adverse consequences; risks that the review and filing of our financial statements may not be completed in accordance with our expectations as to timing; potential delisting from the OTCBB and the resulting illiquidity of our stock; competition in our target markets; potential capital needs; management of future growth and expansion; risk of third party claims of infringement; protection of proprietary information, customer acceptance of the Company’s products and fee structures; the success of BakBone’s brand development efforts; risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; our ability to hire and retain qualified employees and key management personnel; risks associated with changes in domestic and international market conditions; and the entry into and development of international markets for the Company’s products. Our forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in the current report filed with the Canadian Securities Administrators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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